Exhibit 99.1

Cell Therapeutics, Inc.

Making cancer more treatable

Cell Therapeutics, Inc. (CTI) Reports Second Quarter 2005

Financial Results

Aug. 9, 2005 Seattle—Cell Therapeutics, Inc. (CTI) (NASDAQ and Nuovo Mercato: CTIC) reported financial results for the quarter ended June 30, 2005. Total revenues for the quarter were $7.5 million compared to $8.3 million in the second quarter of 2004. Net product sales for TRISENOX® (arsenic trioxide) were $7.4 million compared to $7.9 million for the same period in 2004. As announced in July, CTI divested TRISENOX and certain proteasome inhibitor assets to Cephalon for approximately $68.5 million in cash, subject to a post-closing working capital adjustment, and up to an additional $100 million for potential future regulatory and sales milestones. The gross up front proceeds from the transaction, prior to closing costs, are approximately $29 million after repayment of the amount owed to PharmaBio Development, Inc.

CTI reported a net loss for the quarter of $36.2 million ($0.57 per share) compared to a net loss of $37.5 million ($0.75 per share) for the same period in 2004. The Company ended the quarter with approximately $38.4 million in cash, cash equivalents, securities available-for-sale, and interest receivable. This amount does not include the $29 million of proceeds received from Cephalon in July, after repayment to PharmaBio.

“We have executed the necessary business decisions to allow the Company to have the resources to focus on the most commercially attractive and nearest term product opportunities in our pipeline,” stated James A. Bianco, M.D., President and CEO. “The cost reductions we instituted in the second quarter, coupled with the sale of TRISENOX, provide us a stronger balance sheet to advance the development of XYOTAX™ and pixantrone. The Company is exploring other financing opportunities to further strengthen its balance sheet and assure we have adequate resources to advance our most promising drug candidates toward approval.”

CTI’s refocused development and cost reductions have resulted in a reduction in headcount from 400 to approximately 255 employees and are expected to reduce fixed operating expenses by more than 50 percent reduction in 2006.

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Page 2 of 2	CTI 2Q05 Results

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.cticseattle.com.

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results. Specifically, the forward-looking statements contained in this press release include statements about future financial and operating results and risks and uncertainties that could affect the development of CTI’s products under development, including XYOTAX and pixantrone. These risks include, but are not limited to, preclinical, clinical, and sales and marketing developments in the biopharmaceutical industry in general and in particular including, without limitation, that milestone payments under the agreement with Cephalon will not be achieved, the potential failure of XYOTAX to prove safe and effective or to advance toward commercialization and be approved for use in non-small cell lung and ovarian cancers, the potential failure of pixantrone to prove safe and effective for relapsed aggressive non-Hodgkin’s lymphoma, that the Company will not reduce its operational expenses as planned, and determinations by regulatory, patent and administrative governmental authorities, competitive factors, technological developments, costs of developing, producing and selling CTI’s products under development, and the risk factors listed or described from time to time in the Company’s filings with the Securities and Exchange Commission including, without limitation, the Company’s most recent filings on Forms 10-K, 8-K, and 10-Q.

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Investors Cell Therapeutics, Inc. Leah Grant T: 206.282.7100 F: 206.272.4434 E: invest@ctiseattle.com www.cticseattle.com/investors.htm	Media Cell Therapeutics, Inc. Susan Callahan T: 206.272.4472 F: 206.272.4434 E: media@ctiseattle.com www.cticseattle.com/media.htm

Cell Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except for per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenues:
Product sales	$7,372	$7,942	$13,409	$11,800
License and contract revenue	96	358	199	995

Total revenues	7,468	8,300	13,608	12,795

Operating expenses:
Cost of product sold	212	276	458	428
Research and development	20,179	23,773	42,242	52,680
Selling, general and administrative	17,649	19,802	36,975	39,868
Acquired in-process research and development	—	(404)	—	88,120
Amortization of purchased intangibles	242	569	495	1,147
Restructuring charges and related asset impairments	1,972	—	1,972	—

Total operating expenses	40,254	44,016	82,142	182,243

Loss from operations	(32,786)	(35,716)	(68,534)	(169,448)
Other income (expense):
Investment and other income	432	364	912	880
Interest expense	(3,994)	(2,704)	(7,887)	(5,428)
Foreign exchange gain	173	599	202	144

Other expense, net	(3,389)	(1,741)	(6,773)	(4,404)

Net loss	$(36,175)	$(37,457)	$(75,307)	$(173,852)

Basic and diluted net loss per share	$(0.57)	$(0.75)	$(1.19)	$(3.50)

Shares used in calculation of basic and diluted net loss per share	63,336	49,651	63,320	49,604

Balance Sheet Data:

	(amounts in thousands)
	June 30, 2005	December 31, 2004
Cash and cash equivalents, securities available- for-sale and interest receivable	$38,355	$116,020
Working capital (*)	(3,134)	93,813
Total assets	99,813	184,996
Convertible debt	190,099	190,099
Accumulated deficit	(798,091)	(722,784)
Shareholders’ deficit	(147,541)	(70,708)

(*)	Amount includes $28.3 million related to our royalty obligation with PharmaBio that was paid in July 2005 with proceeds obtained from the sale of our TRISENOX product.